SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO THE REAL ESTATE CONTRACT AND PURCHASE AND SALE AGREEMENT (hereinafter the "Agreement") is made as of the 26th day of November, 1996, by and between RICHARD B. NORTON ("Seller") and CONCEPTS DIRECT, INC., a Delaware corporation, its assignees, designees or nominees ("Purchaser").

RECITALS

A.  Seller and Purchaser entered into a Real Estate Contract and
Purchase and Sale Agreement as of the 20th day of March 1996 (the
"Agreement"). The Agreement pertains to the approximately 139.093 acres owned by Seller of which Seller originally proposed to retain his residence on the Property together with approximately 6.7 acres and to convey the remainder of approximately 132.393 acres to Purchaser, but now proposes to sell the entire 139.093 acres to Purchaser.

B. Seller and Purchasers entered into a First Amendment to the Real Estate Contract and Purchase and Sale Agreement as of the 10th day of May, 1996 (the "First Amendment").

C. Said Agreement, as amended by the First Amendment, is a valid, binding legal agreement between the Seller and Purchaser and neither party to said Agreement is in default under any terms of the Agreement, as amended (hereinafter the amended agreement is referred to as the "Agreement").

D. Seller and Purchaser have filed for a rezoning of the Property. Purchaser and Seller have agreed to rezone the Property and the rezoning district and uses for the Property and both parties have requested that the Property be annexed into the City of Longmont, Colorado, and both parties have determined that additional time may be necessary for the proposed annexation and rezoning.

E. Seller and Purchaser desire to enter into this Second Amendment to permit a further extension of the Closing date to permit the intended rezoning and annexation of the Property and necessary agency approvals.

F.  Seller and Purchaser further desire to enter into this Second
Amendment to permit a change to the Agreement that permits the Purchaser to purchase all of Seller's 139.093 acres of real property, including the 6.7+ acres and residence, other improvements and water rights that Seller in the original agreement was to retain.

AGREEMENT

In consideration of the Deposit, the premises, and the mutual benefits to be derived by Seller and Purchaser under the terms of the Agreement, as herein amended, the parties hereto agree as follows:

1 . The Closing date, as provided for in paragraph 6.1 of the Agreement shall be extended from the current amended closing date of December 1, 1996, to January 31, 1997. In addition, the provisions of paragraph 2.1 regarding increases in the Purchase Price for each day the Closing is delayed past June 1, 1996, shall continue to apply.

2. Seller agrees to execute all necessary zoning and annexation documents promptly upon written request of Purchaser and in any event in sufficient time to allow action by the City Council on December 17, 1996, provided, however, Seller shall not incur any expense or liability in connection therewith. Any delay or failure of Seller to sign such zoning or annexation documents, which delay or failure results in a delay of the December 17, 1996 City Council action, or any failure by the City Council to approve the requested rezoning and annexation requests on December 17, 1996, shall result in a thirty (30) day extension of the Closing date, subject, however to the provisions of paragraph 2.1 regarding increases in the Purchase Price for each day Closing, is delayed past June 1, 1996.

3. Paragraph I. I (a) of the Contract is amended to delete in lines 6 and 7 the words "(except as noted and specified in Exhibit E)"; and said paragraph is also amended to delete all the language from line 20 starting with the words "less and except" so that all the following is deleted from said paragraph

"less and except the water rights to be retained by Seller and specified on Exhibit E and Seller's existing residence located at 545 Highway 119, Longmont, Colorado, Seller's pump house and direct accessory outbuildings immediately adjacent to the residence, together with approximately six and seven tenths (6.7) acres immediately surrounding said residence, as shown generally on Exhibit A-1."

The purpose of said deletion is intended to clarify that Seller desires to sell and Purchaser desires to purchase all of Seller's approximately
139.093 acres ("Land"), all of Seller's water rights pertaining to the Land and the Property, Seller's residence and all other improvements on the Property; and to also quit claim to Purchaser the approximately four (4.) acres of land referenced in Exhibit A-2.

5.  All references in the Agreement to Seller retaining approximately
6.7 acres of land, Seller's existing residence and other fixtures and improvements on the Property are hereby deleted.

6. Exhibit A is modified by deleting on pace 4 of Exhibit A, all the language in the last two paragraphs beginning with the words ".Less and
Except Seller's existing residence ......

7. Exhibit A- I (plat of the Property) is amended to delete all handwritten notes on the plat referring to Seller retaining his residence and approximately six (6) acres of land.

8. Exhibit A-2 is amended to delete all the words in the last three (3) lines of said exhibit after the word "quitclaim" and starting with the
symbol and words as follows "(less the approximately	6.7 acres ...."

9. Exhibit C is amended to delete all references to Seller retaining approximately 6.7 acres of land.

10. Exhibit E is amended to delete all the language regarding Seller's retaining certain water rights which language to be deleted starts with the words "Note: Purchaser and Seller agree that ... Seller is entitled to retain:" and all language thereafter on said Exhibit E.

The purpose of said deletion is intended to further clarify that Seller desires to sell and Purchaser desires to purchase all of Seller's water rights that pertain to or are part of Seller's ownership of the Land and the Property.

11. Paragraph 2.1 Purchase Price is amended by deleting all of the language in existing paragraph 2.1 and substituting the deleted language with new language that reads as follows:

The total base Purchase Price to be paid by Purchaser to Seller for the entire Property shall be One Million Three Hundred Fifty-nine Thousand Three Hundred Ten and 60/100 dollars ($1,359,310.60). Of which sum $275,000 is the agreed to payment for the approximately 6.86 acres of Land, Seller's residence, other fixtures and improvements on the Property and certain water rights that Seller in the original Agreement intended to retain. Furthermore, Seller and Purchaser further agree that the base Purchase Price, as provided for above, includes the price for the additional approximately four (4) acres to be quitclaimed by Seller to Purchaser. The total base Purchase Price as provided for above is subject to any specific adjustments as provided for herein including the increase in base Purchase Price of $100 per day for each day Closing is delayed past June 1. 1996."

12. Paragraph 6.6 Purchaser's obligations at the Closing is amended to add a new subparagraph (c) that provides as follows:

"(c)	Lease Back:

Purchaser agrees at Closing to enter into a standard Weld County Board of Realtors form residential lease or similar form residential lease on the Property which would allow Seller and his wife to remain in Seller's existing house on the Property for a period of no more than three hundred sixty five (' )65) days from the Closing date. If not already in the standard form lease. the following provisions shall be added:

1 . The rent for said 365 day period shall be the sum of one dollar ($1.00) per each calendar month or any portion thereof. Furthermore, it is understood that Seller, as Tenant, may terminate the lease at anytime during the term upon two weeks advance written notice to Purchaser, as Landlord.

2. Seller, as Tenant, shall maintain all existing amounts of insurance on the Property, but shall convert said policies to Tenant policies and shall have Purchaser named as a co-insured on said policies. Seller shall pay all policy amounts necessary to maintain said insurance in full force and effect during the Seller's tenancy. Seller, on or before the Closing date shall provide Purchaser with evidence of such tenant insurance and that Purchaser has been listed as a co-insured. Seller hereby agrees that if any act of damage or fire damages or destroys all or any part of the residence or other fixtures or improvements on the Property that all sums paid to seller for said damage shall be assigned or paid over to Purchaser, but Purchaser shall have no entitlement for payments made to Seller for damage to Personal Property.

Seller shall not be entitled to hold over as a tenant by sufferance after the expiration of 365 days of said lease. Should Seller hold over, he shall pay to Purchaser the sum of $150 per day for each day Seller remains in the house after 365 days.

4. Seller, as part of his tenancy and in the lease, shall warrant, covenant and agree to maintain the residence, all appliances, fixtures and other improvements in good order and repair, subject to ordinary fair wear and tear, and Seller shall take no act nor fail to take any act which would result in damage to the residence or other improvements on the Property or result in any diminution in value of the improvements or the Property. In consideration of the reduced rent, Purchaser. as Landlord. shall have no repair or replacement obligation s during the lease term and Seller, as Tenant, and Purchaser, as Landlord agree that Seller shall not have any obligation to paint the house during the lease term or to paint the house or replace non-working appliances and/or fixtures upon termination.

5. Seller shall also be responsible to pay all utility charges, including but not limited to, electric, gas, water and sewer if and as applicable, during the Seller's tenancy. In the event that post Closing if either Seller or the utilities require that Purchaser establish any existing utility account in Purchaser's name, then Seller shall first post an escrow with Purchaser equal to Seller's utility bills for the previous 12 month period.

6. Seller shall provide Purchaser with a minimum of two weeks advance written notice of Seller's intent to vacate the Property. Upon completion of the tenancy, Seller shall leave the leased area of the Property and the residence in a good and clean condition with all personal effects and trash removed from the leased Property. To insure reasonable compliance with the Seller's obligations in the lease, Seller at time of execution of the lease shall place the sum of $1,000 in escrow as the tenant's security deposit."

13. Paragraph 10.2 is amended to add the following new language at the end of the current language in paragraph 10.2 "Both Seller's and Purchaser's brokers agree that they are not entitled to any fee, commission or payment due to the change in the Purchase Price by $275,000 as provided for in this Second Amendment."

14. Seller and Purchaser agree that said Real Estate Contract and Purchase and Sale Agreement, as amended herein, is a valid and legally binding contract between Seller and Purchaser and neither party is in default under the terms of said Agreement and furthermore, if either party is in technical default, the other party hereby irrevocably waives such default and the Agreement, as amended, is and remains valid and in full force and effect.

15. All other words, provisions and requirements of the Agreement shall remain as originally written unless modified herein. Notwithstanding the above, the terms, provisions and intent of the First and Second Amendments shall prevail in the event of any conflict of terms or intent as expressed in the First and Second Amendments when compared to the terms of the original Agreement.

SELLER:
/s/ Richard B. Norton  (SEAL)
RICHARD B. NORTON


PURCHASER:
CONCEPTS DIRECT, INC., a Delaware corporation
/s/Phillip A. Wiland (SEAL)
PHILLIP A. WILAND, CHAIRMAN

PURCHASER'S AGENT/BROKER:
GRUBB & ELLIS
By: /s/Timothy J. D'Angelo
Name:  Timothy J. D'angelo
Title: Vice President

SELLER'S AGENT/BROKER:
THE BARNARD AGENCY
By:  Ruth L. Sloane
Name:
Title:  Pres.

EXHIBIT : Survey of the Property